Exhibit 99.2

March 18, 2021

Board of Directors

Cooper Tire & Rubber Company

701 Lima Avenue, Findlay, Ohio 45840

Re:	Registration Statement on Form S-4 of
The Goodyear Tire & Rubber Company (“Goodyear”), filed March 19, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 22, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Goodyear and its affiliates) of the outstanding shares of common stock, par value $1.00 per share, of Cooper Tire & Rubber Company (the “Company”) of the Consideration (as defined therein) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 22, 2021 (the “Agreement”), by and among Goodyear, Vulcan Merger Sub Inc., a wholly owned subsidiary of Goodyear, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Cooper Tires’ Financial Advisor”, “Risk Factors – Risks Related to the Merger”, “The Merger – Background of the Merger”, “The Merger – Cooper Tire Board Recommendation and Its Reasons for the Transaction”, “The Merger – Opinion of Cooper Tire’s Financial Advisor” and “The Merger – Cooper Tire Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)